EXHIBIT 10.8

2011 EXECUTIVE PERFORMANCE BONUS PLAN

Purpose

Pursuant to the authority granted under Section VIII.B of Article Five of the CombiMatrix Corporation 2006 Stock Incentive Plan (the “2006 Plan”), the Compensation Committee (the “Committee”) of CombiMatrix Corporation (the “Company” or “our”) has adopted this 2011 Executive Performance Bonus Plan (the “Plan”) effective as of February 23, 2011.  The purpose of this Plan is to motivate executives to achieve the Company’s objectives and to minimize turnover for participants.  The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Internal Revenue Code Section 162(m).

Structure

The performance bonus shall be tied exclusively to the achievement of our 2011 net revenue target as determined by the Committee.  The bonus at this level of achievement will be 20% of the participant’s salary. The following table shows the target bonus as a percentage of the participant’s salary, based on the achievement of our 2011 revenue target.  The range is between 90% - 200% of the 2011 target.  Anything below 90% will not qualify for bonus payout; anything above 200% will be paid out at that level.

% of
Budgeted	% of Salary
Revenue	Paid in
Achieved	Bonus

90%	10%

100%	20%

110%	28%

130%	40%

150%	50%

200%	80%

There shall be no pro rata increase in bonus payout between the 90% and 100% target level achieved, but the bonus payments will be computed on a pro rata basis between 101% and 200% of the target achieved.  The potential bonus payout shall be capped at the 200% target evil.

Eligible Executives

The following four executives of the Company are eligible under the Plan:

Judd Jessup	CEO	Dan Forche	Sr. VP Sales and Marketing
Scott Burell	CFO	Lony Lim	VP Operations

Payments

In order to receive a bonus, the participant must be employed by CombiMatrix or CombiMatrix Diagnostics at the time bonuses are distributed.  Bonus distribution will occur once the Company’s auditors have completed their annual audit and the 2011 net revenues are known.  The following schedule provides an example of what the payouts would be based on the Company achieving 100% of the 2011 revenue target:

	% of Budgeted	Bonus Payout (20% of Salary)
Participant	Revenue Achieved	Cash	Stock Options

R. Judd Jessup	100%	$42,000	40,000	(1)

Scott R. Burell	100%	$20,000	19,048	(1)

Daniel R. Forche	100%	$22,800	21,714	(1)

Lony Lim	100%	$17,500	16,667	(1)

In the event the Company achieved 200% of the revenue target or above, the maximum potential payouts would be:

	% of Budgeted	Bonus Payout (80% of Salary)
Participant	Revenue Achieved	Cash	Stock Options

R. Judd Jessup	200%	$168,000	160,000	(1)

Scott R. Burell	200%	$80,000	76,190	(1)

Daniel R. Forche	200%	$91,200	86,857	(1)

Lony Lim	200%	$70,000	66,667	(1)

(1)     Amount of stock options calculated is based on the Black-Sholes model, assuming an exercise price of $2.28 (the closing price on February 23, 2011) an option valuation of $1.05 per option and an assumed term of 4 years.  Measurement of whether the 2011 revenue target is achieved will be when the Company’s auditors sign-off on revenues during their audit of our 2011 financial statements, which is expected to be sometime in February of 2012.  Assuming the target is achieved, one-third of the award will become vested; one-third will vest on the second anniversary date of the award (i.e., February 23, 2013) and the final one-third on the third anniversary of the award (i.e., February 23, 2014).